Exhibit 23.1









CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-75762 of Bunge Limited on Form S-8 of our report dated June 16, 2006, relating to the financial statements and supplemental schedule of Bunge Retirement Savings Plan appearing in this Annual Report on Form 11-K of Bunge Retirement Savings Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
June 19, 2006